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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): February 8, 2002.

                                    eConnect
             (Exact name of registrant as specified in its charter)

                                     Nevada
            (State or jurisdiction of incorporation or organization)

                                    33-68570
                            (Commission File Number)

                                   43-1239043
                     (I.R.S. Employer Identification Number)

2500 Via Cabrillo Marina, Suite 112, San Pedro, Ca              90731
    (Address of principal executive offices)                  (Zip Code)

                  Registrant's telephone number: (310) 514-9482


ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

On Febraury 18, 1997, the predecessor of the Company entered into a license agreement with HPOS, the predecessor of ET&T. One provision of the contract granting licensing rights to the predecessor of the Company stated that certain of the parties thereto were given the right to control specified percentages of the Company. Among these was a right to ET&T to exercise sixty percent control over the Company. Implementation of this contractual right has now been accomplished through the creation of a class of preferred shares known as the Series A Preferred. This class as a whole has sixty percent control of the Company, but no right of participation in the profits of the Company. This arrangement was reached by virtue of a resolution of the Board of Directors that settled any and all claims arising from the licensing agreement and created the Series A Preferred. The Series A Preferred shares do not participate in the income of the company. The amendment to the Articles of Incorporation has been filed with the Nevada Secretary of State.

ITEM 5.  OTHER EVENTS

On January 28, 2002, the Company held a Special Meeting of the Shareholders at which capital of the corporation was increased from 500,000,000 to 700,000,000 shares of common stock. The meeting was adjourned until February 8, 2002, by oral motion, in order to give all



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shareholders sufficient time to cast their vote. A majority of the quorum present for that meeting decided in favor of the increase in capital.

                                    SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    eConnect

Dated: February 20, 2002          By: /s/Thomas S. Hughes, President
                                      ------------------------------
                                      Thomas S. Hughes, President